Exhibit 14.1

Working Together:

Navigating A Course To Success

Mission

Horizon Pharma plc is a global specialty biopharmaceutical company with an expanding portfolio focused on improving patients’ lives through commercializing quality innovative medicines prescribed by primary care physicians, specialists and those who treat patients with rare diseases.

Guiding Principles

At Horizon Pharma, we are committed to conducting ourselves, and our business, in a manner that is consistent with our expectations. Each of us carries the responsibility for our character, commitment and dedication to these principles to benefit everyone in the organization, our patients, shareholders, healthcare professionals and external stakeholders.

Value | Patients come first thru access to quality products

Ethics | Each employee is committed to our values, behaviors and compliance

Performance | Assets and capabilities are optimized in order to deliver:

•	A sustainable growth model

•	Strong financial results

•	Exceptional shareholder value

By using these principles to guide us through market uncertainties, affects and challenges, we will together make the right decisions and succeed as a company.

To all Horizon Pharma Colleagues:

We are committed to driving our business and staying true to our guiding principles.

Collectively we define our reputation through the clear and ethical business decisions made by each of us every day. Our actions, both big and small, must always be based on a clear understanding of Horizon’s guiding principles, values, behaviors and our regulatory and legal obligations.

The Code of Business Conduct (the “Code”) along with good judgment reflects the business practices and principles of behavior that support Horizon’s commitment to maintaining the highest standards of business conduct and ethics. Every employee, consultant and agent must read, understand and abide by the standards of this Code.

The Code makes it clear that we do not tolerate illegal or unethical behavior in any of our business dealings. The Code cannot possibly describe every practice or principle related to honest and ethical conduct. From time to time, we may adopt additional policies and procedures with which employees are expected to comply, if applicable to them. However, it is the responsibility of each employee to apply good judgment, common sense, ethical standards and guidance from Compliance, where appropriate, in making business decisions where there are no stated guidelines.

You should not hesitate to ask questions about whether any conduct may violate the Code, to voice concerns or to clarify gray areas. The Code of Conduct tells you where you can find advice and to whom you can raise a compliance concern.

I know that I can count on each of you to comply with the Code and to ensure that others follow it, sharing and communicating the corporate ethics that underpin the future and reputation of Horizon.

Our combined efforts will enable us to make the right decisions that benefit everyone in the organization as well as our patients, shareholders, healthcare professionals and external stakeholders.

Timothy P. Walbert

Chairman, President and Chief Executive Officer

Code of Business Conduct and Ethics - Table of Contents

3 Honest and Ethical Conduct

3 Legal Compliance

5 Research and Development; Regulatory Compliance

6 Reporting of Criminal Conduct, Exclusion, Debarment or Suspension

6 Product Safety and Adverse Event Reporting

6 Product Marketing Guidelines and Regulations

7 Unsolicited Requests for Off-Label Information

7 Interactions with Healthcare Professionals and Organizations

8 Insider Trading

8 International Business Law

9 Antitrust

10 Environmental Compliance

10 Conflicts of Interest

12 Corporate Opportunities

13 Maintenance of Corporate Books, Records, Documents and Accounts; Financial Integrity; Public Reporting

14 Record Retention

14 Fair Dealing

15 Gifts and Entertainment

16 Protection and Proper use of Company Assets

17 Confidentiality

18 Privacy Policy

18 Media/Public Discussions

19 Political Contributions and Political Activity

19 Waivers

19 Equal Opportunity

19 Discrimination or Harassment

20 Abuse of Drugs and Alcohol

20 Sponsorships and Charitable Contributions

20 Compliance Standards and Procedures

INTRODUCTION

Horizon Pharma plc (the “Company”) is committed to maintaining the highest standards of business conduct and ethics. This Code of Business Conduct and Ethics (the “Code”) reflects the business practices and principles of behavior that support this commitment. It is expected that every employee, officer and director will read and understand the Code and its application to the performance of his or her business responsibilities. References in the Code to employees are intended to cover officers and, as applicable, directors.

Officers, managers and other supervisors are expected to develop in employees a sense of commitment to the spirit, as well as the letter, of the Code. Supervisors are also expected to ensure that all agents and contractors conform to Code standards when working for or on behalf of the Company. The compliance environment within each supervisor’s assigned area of responsibility will be a factor in evaluating the quality of that individual’s performance. In addition, any employee who makes an exemplary effort to implement and uphold our legal and ethical standards may be recognized for that effort in his or her performance review. Nothing in the Code alters the at-will employment policy of the Company.

Action by members of your family, significant others or other persons who live in your household (referred to in the Code as “family members”) also may potentially result in ethical issues to the extent that they involve the Company’s business. For example, acceptance of inappropriate gifts by a family member from one of our suppliers could create a conflict of interest and result in a Code violation attributable to you. Consequently, in complying with the Code, you should consider not only your own conduct, but also that of your family members, significant others and other persons who live in your household.

You should not hesitate to ask questions about whether any conduct may violate the Code, voice concerns or clarify gray areas. Section 29 below details the compliance resources available to you. In addition, you should be alert to possible violations of the Code by others and report suspected violations, without fear of any form of retaliation, as further described in Section 29. Violations of the Code will not be tolerated. Any employee who violates the standards in the Code may be subject to disciplinary action, which, depending on the nature of the violation and the history of the employee, may range from a warning or reprimand up to and including termination of employment and, in appropriate cases, civil legal action or referral for regulatory or criminal prosecution.

1. HONEST AND ETHICAL CONDUCT

It is the policy of the Company to promote high standards of integrity by conducting our affairs in an honest and ethical manner. The integrity and reputation of the Company depends on the honesty, fairness and integrity brought to the job by each person associated with us. Unyielding personal integrity is the foundation of corporate integrity. We will act responsibly in our relationships with healthcare professionals, patients, hospitals, pharmacies, regulatory entities, partners, suppliers and vendors. We will not offer illegal payments, gifts or entertainment as a reward or inducement to any business partner, or any payment, gift, or entertainment that violates the terms of the Pharmaceutical Research and Manufacturers of America (PhRMA) Code on Interactions with Healthcare Professionals (the PhRMA Code) or the Office of Inspector General (OIG) Compliance Program Guidance for Pharmaceutical Manufacturers.

2. LEGAL COMPLIANCE

Obeying the law, both in letter and in spirit, is the foundation of this Code. Our success depends upon each employee operating within legal guidelines and cooperating with local, national and international authorities. We expect employees to understand the legal and regulatory requirements applicable to their business units and areas of responsibility. If you do have a question in the area of legal or regulatory compliance, it is important that you not hesitate to seek answers from your supervisor or the Chief Compliance Officer (CCO).

Disregard of the law will not be tolerated. Violation of domestic or foreign laws, rules and regulations may subject an individual, as well as the Company, to civil and/or criminal penalties. This Code applies to all Company operations, both within the US and internationally. To the extent that the Company’s operations outside the United States fall under local laws and/ or regulations more stringent than those in the US, such local laws and regulations shall apply. You should be aware that conduct and records, including emails, may be subject to internal and external audits in accordance with local laws, and to discovery by third parties in the event of a government investigation or civil litigation. Everyone is expected to know and comply with our legal and ethical obligations. In the section below, some of the most important laws and policies that govern our industry are outlined.

•	Federal and State Anti-Kickback Statutes - Anti-kickback laws prohibit anyone from offering, paying, soliciting, or receiving anything of value (including a kickback, bribe, or rebate) in return for referring an individual for an item or service reimbursed under a federal or state healthcare program. Violations of the laws can lead to severe penalties including: criminal and/or civil fines for the Company, individual employees, and the healthcare professionals involved in an improper arrangement, and/or imprisonment.

•

Federal and State False Claims Acts - The Federal False Claims Act (FCA) and similar state laws prohibit the submission of false or fraudulent claims or information for payment or approval to federal or state government and healthcare programs. Violations of these laws include providing false information to customers related to coding, pricing, or submission of claims for government programs and the promotion of products for unapproved uses.

•	Pharmaceutical Research and Manufacturers of America (PhRMA) - PhRMA has issued the PhRMA Code. This voluntary code for member companies focuses on interactions between pharmaceutical company representatives and healthcare professionals. The Code provides guidance on marketing medicines to healthcare professionals and developing relationships focused on, among other things, informing healthcare professionals about products, providing scientific and educational information, supporting medical research and education, making charitable donations, entering into research agreements and consulting agreements, authoring publications, and providing gifts and entertainment.

•	OIG Compliance Program Guidance for Pharmaceutical Manufacturers - The Office of Inspector General (OIG) of the Department of Health and Human Services (HHS) has developed guidelines for pharmaceutical manufacturers to consider when developing, implementing, or evaluating a Corporate Compliance Program. The guidance is intended to assist with the development and implementation of internal controls and procedures that promote adherence to applicable statutes, regulations, and requirements of the federal healthcare programs.
•	The Federal Food, Drug, and Cosmetic Act (FDCA) - The U.S. Food and Drug Administration (FDA) enforces the FDCA which regulates, among other things, the development, manufacture, approval, labeling, and promotion of prescription drugs.

•	Government Pricing Calculations and Reporting Obligations – Pharmaceutical manufacturers that participate in federal health care programs such as Medicaid and Medicare Part B must calculate and report prices to the government in accordance with statutory and regulatory formulas that take into account commercial discounts and other arrangements available from the manufacturer to customers. Failure to accurately calculate or timely report prices can result in severe penalties, and can serve as a basis for other potential violations such as the False Claims Act.

•	Federal and State Laws Regulating Payments or Transfers of Value to Healthcare Professionals - Various states have laws regulating prescription drug manufacturers’ payments or transfers of value to healthcare professionals. State laws may include behavioral prohibitions, as well as disclosure, audit, and code of conduct requirements. Two separate “Sunshine” provisions in the Patient Protection and Affordable Care Act (PPACA) also require disclosure of payments and transfers of value and drug samples to healthcare professionals.

•	Health Insurance Portability and Accountability Act (HIPAA) - HIPAA, which was

•	amended by the Health Information Technology for Economic and Clinical Health (HITECH) Act, addresses the security and privacy of health data. Violations can lead to severe penalties including criminal and/or civil fines and/or imprisonment.

•	Anti-Bribery and Anti-Money Laundering – The Company is committed to upholding anti-bribery and anti-money laundering laws in all markets in which it operates and/ or does business. We will not knowingly enter into any financial transactions in which proceeds are believed to have been derived through illegal activities. Company employees accept the responsibility of taking all necessary steps to ensure that the Company does not do business with any entity suspected of money laundering. If at any time you should feel that there is a question of the legitimacy of a company’s funds or you have any questions regarding these topics, contact the Company’s Chief Compliance Officer.

3. RESEARCH AND DEVELOPMENT; REGULATORY COMPLIANCE

Patient safety is a top priority of the Company. To secure such safety, the research and development of pharmaceutical products is subject to a number of legal and regulatory requirements, including standards related to ethical research procedures and proper scientific conduct. To ensure that we continue to make safe and effective products, Company employees must:

•	Follow all government requirements, including current good manufacturing practices, current good clinical practices, and all Company standards on product quality;

•	Follow good publication practices related to publishing and disclosure requirements of clinical trials;

•	Adhere to Company business, quality and compliance guidelines; and

•	Follow all Company policies and procedures regarding product quality complaints.

•	Track, investigate, and report product quality complaints to the appropriate regulatory authority in accordance with applicable laws and regulations.

Commercialization of any healthcare product requires that it must first be tested on humans, to determine that it is both effective and safe. The Company is committed to maintaining the highest ethical standards in the conduct of our research and development studies. During both clinical and non-clinical studies, the Company complies with all applicable laws and the global standards of good laboratory and good clinical practices. We obtain Independent Review Committee approval whenever it is required. We ensure that the individuals participating in our research studies understand the risks involved and why they qualify to participate in a trial. We seek to ensure that participants are not exposed to unnecessary risks. Therefore, the provision of a written informed consent is paramount. During the conduct and analysis of clinical trials, appropriate confidentiality rules are applied. All information from the research is recorded, and the data obtained is stored in ways that both assure compliance with data protection laws and also allow for accurate and transparent interpretation, verification and reporting. All clinical trial proposals are reviewed and evaluated for scientific merit. The Company accurately and timely submits all Phase II through IV clinical trials that it sponsors to clinicaltrials.gov.

4. REPORTING OF CRIMINAL CONDUCT, EXCLUSION, DEBARMENT OR SUSPENSION

All potential employees will be screened prior to hiring determine if they are or have been: (i) debarred under the Federal Food, Drug and Cosmetic Act; (ii) excluded healthcare program (e.g. Medicare or Medicaid or in federal or state procurement or non-procurement programs); (iii) cited for, arrested for, convicted of, plead guilty or “nolo contendere” to any violations of federal, state, or local law; or (iv) on notice of circumstances that may lead to the individual’s being excluded, debarred, suspended or otherwise ineligible to participate in any federal or state healthcare program based on the OIG or General Services Administration exclusion lists. Any employee to whom any of (i) through (iv) above apply must report this information to the Human Resources Department or Compliance Department as soon as possible.

5. PRODUCT SAFETY AND ADVERSE EVENT REPORTING

As part of our ongoing commitment to public and patient safety, all adverse events must be reported via phone or web form. All reported adverse events will be logged and subject to compliance review and possible internal investigation.

•	Adverse Event – any undesirable medical occurrence in a patient administered a Horizon product including, but not limited to, side effects already listed in the package insert (for approved products) or most current Investigator’s Brochure (for investigational drugs).
•	Product Complaints – a customer’s written, oral or electronic communication that alleges deficiencies related to the identity, quality, safety, effectiveness, performance, purity or durability of a distributed drug product.

•	Suspected Counterfeiting – a counterfeit medicine is one that is deliberately or fraudulently mislabeled with respect to identity and or source.

•	Tampering – manipulating or tainting any distributed consumer product or rendering materially false or misleading the label or container of a distributed consumer product with the intent to cause injury.

•	Manufacturing Conditions – any concerns regarding the safety or consistency of manufacturing conditions generally or the production of any of the Company’s products.

6. PRODUCT MARKETING GUIDELINES AND REGULATIONS

Our employees are prohibited from proactively discussing or communicating information about unapproved products or any information that is not consistent with an approved product label. The Company’s promotional and marketing activities must reflect the highest ethical and medical standards to which our employees must abide. All marketing and promotional materials are to be reviewed by the Promotional Review Committee. Marketing and promotional materials that have been reviewed by the Promotional Review Committee may not be subsequently marked, highlighted, or otherwise modified without additional review of Promotional Review Committee. To ensure the Company’s compliance regarding promotional activities and interactions with healthcare professionals all Company employees should be familiar with the basic laws and regulations the company follows. Company policy is that all promotional material and activity must:

•	Adhere to FDA-approved labeling;

•	Promote products within the scope of FDA-approved indications and to an appropriate audience;

•	Convey balanced information when addressing product benefits and risks.

7. UNSOLICITED REQUESTS FOR OFF-LABEL INFORMATION

Regulations prohibit the Company from promoting a product for unapproved uses, also referred to as ‘off-label. However, on occasion, a healthcare professional or consumer may have questions about a product that is not answered by the approved labeling of the drug. Any discussion of materials that may mention information that does not conform to approved labeling is restricted to the appropriate employee representatives of Medical Affairs (e.g., Medical Science Liaisons, Medical and Drug Information) and only in response to an unsolicited question by a healthcare professional. Customer questions regarding off-label topics may not be solicited, encouraged, or induced.

8. INTERACTIONS WITH HEALTHCARE PROFESSIONALS AND ORGANIZATIONS

In all of our interactions with those who prescribe, purchase, or set prices for our products, Company employees must observe high standards of integrity. These interactions should be conducted in a fair and ethical manner to ensure that purchasing or prescribing decisions are made objectively, based on clinical need, and not on the basis of a financial relationship. Activities with healthcare professionals include, but are not limited to, meetings, communications, publications, research or service arrangements, product promotion, speaking engagements, advisory board meetings, consulting arrangements, conferences, and congresses.

When interacting with or engaging the services of healthcare professionals and purchasers, the following key guidelines apply:

•	Interactions must be intended to ensure the safe and effective use of our products;

•	Do not offer any gifts or entertainment to any healthcare professional;

•	Do not offer payments, meals, or anything else of value if it does not comply with the PhRMA Code or the OIG Compliance Program Guidance for Pharmaceutical Manufacturers, if it violates any applicable federal or state law, or if it could constitute a bribe to a healthcare professional;

•	Written contracts must specify the nature of the consulting services and the basis of the payment for those services;

•	Healthcare professionals’ services must be intended to address a specifically identified business need of the Company; and

•	All payments must be based on fair market value (FMV) and in accordance with payment rates approved by the Company.

9. INSIDER TRADING

Employees who have access to confidential (or “inside”) information are not permitted to use or share that information for stock trading purposes or for any other purpose except to conduct our business. All nonpublic information about the Company or about companies with which we do business is considered confidential information. Material information is any information that a reasonable investor would consider important in deciding whether to buy, sell or hold securities. To use material nonpublic information in connection with buying or selling securities, including “tipping” others who might make an investment decision on the basis of this information, is not only unethical, it is illegal. Employees must exercise the utmost care when handling material inside information.

We have adopted a separate Insider Trading Policy with which you will be expected to comply as a condition of your employment with the Company. In addition, we have adopted a Window Period Policy that applies to our officers, directors and certain other employees. You should consult our Insider Trading Policy and, if applicable, our Window Period Policy, for more specific information on the definition of “inside” information and on buying and selling our securities or securities of companies with which we do business.

10. INTERNATIONAL BUSINESS LAWS

Our employees are expected to comply with the applicable laws in all countries to which they travel, in which they operate and where we otherwise do business, including laws prohibiting bribery, corruption or the conduct of business with specified individuals, companies or countries. The fact that in some countries certain laws are not enforced or that violation of those laws is not subject to public criticism will not be accepted as an excuse for noncompliance.

In addition, we expect employees to comply with U.S. laws, rules and regulations governing the conduct of business by its citizens and corporations outside the U.S. These U.S. laws, rules and regulations, which extend to all our activities outside the U.S., include:

•	The Foreign Corrupt Practices Act, which prohibits directly or indirectly giving anything of value to a government official to obtain or retain business or favorable treatment, and requires the maintenance of accurate books of account, with all company transactions being properly recorded;

•	U.S. Embargoes, which generally prohibit U.S. companies, their subsidiaries and their employees from doing business with, or traveling to, certain countries subject to sanctions imposed by the U.S. government (currently, Cuba, Iran, North Korea, Sudan and Syria), as well as specific companies and individuals identified on lists published by the U.S. Treasury Department;

•	U.S. Export Controls, which restrict exports from the U.S. and re-exports from other countries of goods, software and technology to many countries, and prohibit transfers of U.S.-origin items to denied persons and entities; and

•	Antiboycott Regulations, which prohibit U.S. companies from taking any action that has the effect of furthering or supporting a restrictive trade practice or boycott imposed by a foreign country against a country friendly to the U.S. or against any U.S. person.

If you have a question as to whether an activity is restricted or prohibited, seek assistance from external legal counsel before taking any action, including giving any verbal assurances that might be regulated by international laws.

11. ANTITRUST

It is the Company’s policy to adhere to applicable anti-trust and fair competition laws in the markets in which the Company operates. Antitrust laws are designed to protect the competitive process. These laws are based on the premise that the public interest is best served by vigorous competition and will suffer from illegal agreements or collusion among competitors. Company employees must ensure that they do not enter into business contracts or take action that violates, or gives the appearance of violating, anti-trust laws. Antitrust laws generally prohibit:

•	Agreements, formal or informal, with competitors that harm competition or customers, including price fixing and allocations of customers, territories or contracts;

•	Agreements, formal or informal, that establish or fix the price at which a customer may resell a product; and

•	The acquisition or maintenance of a monopoly or attempted monopoly through anti-competitive conduct.

Certain kinds of information, such as pricing, production and inventory, should not be exchanged with competitors, regardless of how innocent or casual the exchange may be and regardless of the setting, whether business or social.

Antitrust laws impose severe penalties for certain types of violations, including criminal penalties and potential fines and damages of millions of dollars, which may be tripled under certain circumstances. Understanding the requirements of antitrust and unfair competition laws of the various jurisdictions where we do business can be difficult, and you are urged to seek assistance from the Chief Compliance Officer whenever you have a question relating to these laws. The Chief Executive Officer must approve of any business practice conducted on behalf of the Company that could be considered questionable.

12. ENVIRONMENTAL COMPLIANCE

Federal law imposes criminal liability on any person or company that contaminates the environment with any hazardous substance that could cause injury to the community or environment. Violation of environmental laws can involve monetary fines and imprisonment. We expect employees to comply with all applicable environmental laws.

It is our policy to conduct our business in an environmentally responsible way that minimizes environmental impacts. We are committed to minimizing and, if practicable, eliminating the use of any substance or material that may cause environmental damage, reducing waste generation and disposing of all waste through safe and responsible methods, minimizing environmental risks by employing safe technologies and operating procedures, and being prepared to respond appropriately to accidents and emergencies.

13. CONFLICTS OF INTEREST

We respect the rights of our employees to manage their personal affairs and investments and do not wish to impinge on their personal lives. At the same time, employees should avoid conflicts of interest that occur when their personal interests (such as social, financial, civic or political activities) may interfere in any way with the performance of their duties or the best interests of the Company. A conflicting personal interest could result from an expectation of personal gain now or in the future or from a need to satisfy a prior or concurrent personal obligation. We expect our employees to be free from influences that conflict with the best interests of the Company or might deprive the Company of their undivided loyalty in business dealings. Even the appearance of a conflict of interest where none actually exists can be damaging and should be avoided. Whether or not a conflict of interest exists or will exist can be unclear. Conflicts of interest are prohibited unless specifically authorized as described below.

If you have any questions about a potential conflict or if you become aware of an actual or potential conflict and you are not an officer or director of the Company, you must discuss the matter with your supervisor or the Chief Compliance Officer (as further described in Section 29). Supervisors may not authorize conflict of interest matters or make determinations as to whether a problematic conflict of interest exists without first seeking the approval of the Chief Compliance Officer and providing the Chief Compliance Officer with a written description of the activity. If the supervisor is involved in the potential or actual conflict, you should discuss the matter directly with the Chief Compliance Officer. Officers and directors must seek any authorizations and determinations from the Audit Committee, depending on the nature of the conflict of interest and any actual or potential conflicts of interest for directors and other officers of the

Company should be disclosed to the Board of Directors. Factors that may be considered in evaluating a potential conflict of interest are, among others:

•	Whether it may interfere with the employee’s job performance, responsibilities or morale;

•	Whether the employee has access to confidential information;

•	Whether it may interfere with the job performance, responsibilities or morale of others within the organization;

•	Any potential adverse or beneficial impact on our business;

•	Any potential adverse or beneficial impact on our relationships with our customers or suppliers or other service providers;

•	Whether it would enhance or support a competitor’s position;

•	The extent to which it would result in financial or other benefit (direct or indirect) to the employee;

•	The extent to which it would result in financial or other benefit (direct or indirect) to one of our customers, suppliers or other service providers; and

•	The extent to which it would appear improper to an outside observer.

Although no list can include every possible situation in which a conflict of interest could arise, the following are examples of situations that may, depending on the facts and circumstances, involve conflicts of interests:

•	Employment by (including consulting for) or service on the board of a competitor, customer or supplier or other service provider. Company policy is for all employees to devote their full time and attention to the affairs of the Company and shall not engage in any other work, employment or business activity, unless otherwise disclosed to the Company, during business hours. Activity that enhances or supports the position of a competitor to the detriment of the Company is prohibited, including employment by or service on the board of a competitor. Employment by or service on the board of a customer or supplier or other service provider is generally discouraged and you must seek authorization in advance if you plan to take such a position. All members of management (vice president or above) must disclose all outside employment, including board membership, to the Compliance Department. Any other employee, who engages in outside employment related to our industry, must disclose this information to the Compliance Department. Employees must also abide by confidentiality and other obligations to the Company if engaged in outside employment that does not conflict with their Company employment.

•	Owning, directly or indirectly, a significant financial interest in any entity that does business, seeks to do business or competes with us. In addition to the factors described above, persons evaluating ownership in other entities for conflicts of interest will consider the size and nature of the investment; the nature of the relationship between the other entity and the Company; the employee’s access to confidential information; and the employee’s ability to influence the Company’s decisions. If you would like to acquire a financial interest of that kind, you must seek approval in advance. However, investments involving less than one percent of the outstanding stock of a company whose shares are traded on a stock exchange are not considered conflicts of interest.

•	Soliciting or accepting gifts, favors, loans or preferential treatment from any person or entity that does business or seeks to do business with us. See Section 18 for further discussion of the issues involved in this type of conflict.

•	Taking personal advantage of corporate opportunities. See Section 14 for further discussion of the issues involved in this type of conflict.

•	Conducting our business transactions with your family member or a business in which you have a significant financial interest. Related-person transactions covered by our Related-Person Transactions Policy must be reviewed in accordance with such policy and will be publicly disclosed to the extent required by applicable laws and regulations.

•	Exercising supervisory or other authority on behalf of the Company over a co-worker who is also a family member. The employee’s supervisor and/or the Chief Compliance Officer will consult with the Human Resources department to assess the advisability of reassignment.

•	Honoraria. Company employees may be asked to speak or participate in conferences or panel discussions. Before accepting such engagements and before receiving reimbursement for travel expenses, meals, or waiver of registration fees, employees must seek approval from their supervisor. This provision applies to only those functions that are related to the Company’s business, impact the Company and are held during business hours. All such honoraria are to be remitted to the Company.

Loans to, or guarantees of obligations of, employees or their family members by the Company could constitute an improper personal benefit to the recipients of these loans or guarantees, depending on the facts and circumstances. Some loans, guarantees and similar arrangements are expressly prohibited by law (subject to certain exceptions), and applicable law requires that our Board of Directors approve all loans and guarantees to employees. As a result, all loans and guarantees by the Company must be approved in advance by the Board of Directors or the Audit Committee.

14. CORPORATE OPPORTUNITIES

You may not take personal advantage of opportunities for the Company that are presented to you or discovered by you as a result of your position with us or through your use of corporate property or information, unless authorized by your supervisor, the Chief Compliance Officer or the Audit Committee, as described in Section 29. Even opportunities that are acquired privately by you may be questionable if they are related to our existing or proposed lines of business. Participation in an investment or outside business opportunity that is directly related to our lines of business must be pre-approved. You may not use your position with us or corporate property or information for improper personal gain, nor should you compete with us in any way.

15. MAINTENANCE OF CORPORATE BOOKS, RECORDS, DOCUMENTS AND ACCOUNTS; FINANCIAL INTEGRITY; PUBLIC REPORTING

The integrity of our records and public disclosure depends upon the validity, accuracy and completeness of the information supporting the entries to our books of account. Therefore, our corporate and business records should be completed accurately and honestly. The making of false or misleading entries, whether they relate to financial results or test results, is strictly prohibited. Our records serve as a basis for managing our business and are important in meeting our obligations to customers, suppliers, creditors, employees and others with whom we do business. As a result, it is important that our books, records and accounts accurately and fairly reflect, in reasonable detail, our assets, liabilities, revenues, costs and expenses, as well as all transactions and changes in assets and liabilities. We require that:

•	No entry be made in our books and records that intentionally hides or disguises the nature of any transaction or of any of our liabilities, or misclassifies any transactions as to accounts or accounting periods;

•	Transactions be supported by appropriate documentation;

•	The terms of commercial transactions be reflected accurately in the documentation for those transactions and all such documentation be reflected accurately in our books and records;

•	Employees comply with our system of internal controls; and

•	No cash or other assets be maintained for any purpose in any unrecorded or “off-the-books” fund.

Our accounting records are also relied upon to produce reports for our management, stockholders and creditors, as well as governmental agencies. In particular, we rely upon our accounting and other business and corporate records in preparing periodic and current reports that we file with the Securities and Exchange Commission (“SEC”). Securities laws require that these reports provide full, fair, accurate, timely and understandable disclosure and fairly present our financial condition and results of operations. Employees who collect, provide or analyze information for or otherwise contribute in any way in preparing or verifying these reports should strive to ensure that our financial disclosure is accurate and transparent and that our reports contain all of the information about the Company that would be important to enable stockholders and potential investors to assess the soundness and risks of our business and finances and the quality and integrity of our accounting and disclosures. In addition:

•	No employee may take or authorize any action that would cause our financial records or financial disclosure to fail to comply with generally accepted accounting principles,

the rules and regulations of the SEC or other applicable laws, rules and regulations;

•	All employees must cooperate fully with our Accounting Department, as well as our independent public accountants and counsel, respond to their questions with candor and provide them with complete and accurate information to help ensure that our books and records, as well as our reports filed with the SEC, are accurate and complete; and

•	No employee should knowingly make (or cause or encourage any other person to make) any false or misleading statement in any of our reports filed with the SEC or knowingly omit (or cause or encourage any other person to omit) any information necessary to make the disclosure in any of our reports accurate in all material respects.

Any employee who becomes aware of any departure from these standards has a responsibility to report his or her knowledge promptly to a supervisor, the Chief Compliance Officer, the Audit Committee, or one of the other compliance resources described in Section 29.

16. RECORD RETENTION

The Company retains paper and electronic records as required by law. Records that do not have expressed legal retention guidelines are subject to the Company’s corporate record retention policy and functional level policies. Records, whether legally or internally governed, should only be discarded in accordance to company retention schedules.

If a current or potential lawsuit, audit, or internal investigation is initiated, disposal of records pertaining to the subjects in question should be suspended. If you are unsure as to whether a document should or should not be discarded, please contact the Chief Compliance Officer.

17. FAIR DEALING

We strive to outperform our competition fairly and honestly through superior performance and not through unethical or illegal business practices. Acquiring proprietary information from others through improper means, possessing trade secret information that was improperly obtained, or inducing improper disclosure of confidential information from past or present employees of other companies is prohibited, even if motivated by an intention to advance our interests. If information is obtained by mistake that may constitute a trade secret or other confidential information of another business, or if you have any questions about the legality of proposed information gathering, you must consult your supervisor or the Chief Compliance Officer, as further described in Section 29.

You are expected to deal fairly with our customers, suppliers, employees and anyone else with whom you have contact in the course of performing your job. Be aware that the Federal Trade Commission Act provides that “unfair methods of competition in commerce, and unfair or deceptive acts or practices in commerce, are declared unlawful.” It is a violation of the Act to engage in deceptive, unfair or unethical practices, and to make misrepresentations in connection with sales activities. If it appears that anything you have communicated has been misunderstood, correct it promptly.

Employees involved in procurement have a special responsibility to adhere to principles of fair competition in the purchase of products and services by selecting suppliers based exclusively on normal commercial considerations, such as quality, cost, availability, service and reputation, and not on the receipt of special favors.

In conducting personal matters, you should never use your title or position with the Company or hold yourself out as representing the Company or ask any other employee to do so.

If you are involved, even indirectly, in selling Company products, you should discuss their efficacy, safety, cost and effectiveness in a fair and accurate manner. Promotion of our products must comply with applicable FDA regulations, using only approved materials and information.

18. GIFTS AND ENTERTAINMENT

The Company’s business relationships are established solely on their merits, and should always be based on what considerations are in the Company’s best interests. Business gifts and entertainment are meant to create goodwill and sound working relationships and not to gain improper advantage with current or potential suppliers, vendors, customers or partners or facilitate approvals from government officials. The exchange, as a normal business courtesy, of meals or entertainment

(such as tickets to a game or the theatre or a round of golf) is a common and acceptable practice as long as it is not extravagant. Unless express permission is received from the Chief Compliance Officer, gifts and entertainment cannot be offered, provided or accepted by any employee unless they:

•	Are reasonable and consistent with applicable laws, accepted ethical standards and local business practices;

•	Are of a value of no more than $100 individually and neither frequent nor lavish; and

•	Are not in violation of the rules of the provider’s or recipient’s organization.

This principle applies to our transactions everywhere in the world, even where the practice is widely considered “a way of doing business.” Employees should not accept gifts or entertainment that may reasonably be deemed to affect their judgment or actions in the performance of their duties. Our customers, suppliers and the public at large should know that our employees’ judgment is not for sale. Employees must not offer or provide any gifts or entertainment to any healthcare professional. Employees must not offer or provide to any healthcare professional any meals or transfers of value that would violate any applicable federal or state laws, the PhRMA Code, or the OIG Compliance Program Guidance for Pharmaceutical Manufacturers.

Under some statutes, such as the U.S. Foreign Corrupt Practices Act (further described in Section10), giving anything of value to a government official to obtain or retain business or favorable treatment is a criminal act subject to prosecution and conviction. Discuss with your supervisor or the Chief Compliance Officer any proposed entertainment or gifts if you are uncertain about their appropriateness.

19. PROTECTION AND PROPER USE OF COMPANY ASSETS

All employees are expected to protect our assets and ensure their efficient use. These assets include but are not limited to company property, information, resources and systems.

Theft, carelessness and waste have a direct impact on our financial condition and results of operations. Our property, such as office supplies, computer equipment, products, laboratory supplies, and office or laboratory space are expected to be used only for legitimate business purposes, although incidental personal use may be permitted. You may not, however, use our corporate name, any brand name or trademark owned or associated with the Company or any letterhead stationery for any personal purpose. Additionally, due care must be exercised when spending Company money and committing Company funds or other resources. Company confidential information is also a valuable business asset and should be protected as such to prevent improper disclosure.

You may not, while acting on behalf of the Company or while using our computing or communications equipment or facilities, either:

•	Access the internal computer system (also known as “hacking”) or other resource of another entity without express written authorization from the entity responsible for operating that resource; or

•	Commit any unlawful or illegal act, including harassment, libel, fraud, sending of unsolicited bulk email (also known as “spam”) in violation of applicable law, trafficking in contraband of any kind, or espionage.

If you receive authorization to access another entity’s internal computer system or other resource, you must make a permanent record of that authorization so that it may be retrieved for future reference, and you may not exceed the scope of that authorization.

Unsolicited bulk email is regulated by law in a number of jurisdictions. If you intend to send unsolicited bulk email to persons outside of the Company, either while acting on our behalf or using our computing or communications equipment or facilities, you should contact your supervisor or the Chief Compliance Officer for approval.

All data residing on or transmitted through our computing and communications facilities, including email and word processing documents, is the property of the Company and subject to inspection, retention and review by the Company, with or without an employee’s or third party’s knowledge, consent or approval, in accordance with applicable law, except in each case as may be limited by applicable foreign laws. Each of us has the responsibility to act with appropriate care and prudence in relation to the Company’s assets and to promptly report to a member of the Human Resources team or your manager any misuse or suspected misuse of our assets.

20. CONFIDENTIALITY

One of our most important assets is our confidential information. As an employee of the Company, you may learn of information about the Company that is confidential and proprietary. You also may learn of information before that information is released to the general public. Employees who have received or have access to confidential information should take care to keep this information confidential. Confidential information includes nonpublic information that might be of use to competitors or harmful to the Company or its customers, suppliers, vendors or partners if disclosed, such as business, marketing and service plans, financial information, product development, scientific data, manufacturing, laboratory results, designs, databases, customer lists, pricing strategies, personnel data, personally identifiable information pertaining to our employees, patients or other individuals (including, for example, names, addresses, telephone numbers and social security numbers), and similar types of information provided to us by our customers, suppliers and partners. This information may also be protected by patent, trademark, copyright, data protection and trade secret laws.

In addition, because we interact with other companies and organizations, there may be times when you learn confidential information about other companies before that information has been made available to the public. You must treat this information in the same manner as you are required to treat our confidential and proprietary information. There may even be times when you must treat as confidential the fact that we have an interest in, or are involved with, another company.

You are expected to keep confidential and proprietary information confidential unless and until that information is released to the public through approved channels (usually through a press release, an SEC filing or a formal communication from a member of senior management, as further described in Section 22). Every employee has a duty to refrain from disclosing to any person confidential or proprietary information about us or any other company learned in the course of employment here, until that information is disclosed to the public through approved channels. Company employees cannot discuss confidential information with any unauthorized recipients. Unauthorized recipients within the Company are those employees who do not have a business need to know the confidential information. Unauthorized recipients outside the Company are those third parties seeking confidential information in the absence of a signed confidentiality agreement and a business justification for obtaining the information. Unauthorized use or distribution of this information could also be illegal and result in civil liability and/or criminal penalties.

You should also take care not to inadvertently disclose confidential information. Materials that contain confidential information, such as memos, notebooks, computer disks and laptop computers, should be stored securely. Unauthorized posting or discussion of any information concerning our business, information or prospects on the Internet is prohibited. You may not discuss our business, information or prospects in any “chat room,” regardless of whether you use your own name or a pseudonym. Be cautious when discussing sensitive information in public places like elevators, airports, restaurants and “quasi-public” areas within the Company, or in and around the Company’s facilities. All Company emails, voicemails and other communications are presumed confidential and should not be forwarded or otherwise disseminated outside of the Company, except where required for legitimate business purposes.

In addition to the above responsibilities, if you are handling information protected by any privacy policy published by us, then you must handle that information in accordance with the applicable policy.

21. PRIVACY POLICY

Many people provide personal information to Horizon for legitimate business purposes. Personal information could include information concerning colleagues, job applicants, research study subjects, research investigators, patients, clinical trial participants, consultants, healthcare professionals, vendors, suppliers and many others. It is vital to Horizon’s business relationships that this information is kept confidential and secure. When collecting such information, consider the following:

•	Collect personal information only for legitimate business purposes and keep it only as long as necessary;

•	Take necessary precautions when collecting, processing, storing and transferring information; and

•	Only share personal information with individuals who have a legitimate need for it and who will protect it properly.

22. MEDIA/PUBLIC DISCUSSIONS

It is our policy to disclose material information concerning the Company to the public only through specific limited channels to avoid inappropriate publicity and to ensure that all those with an interest in the Company will have equal access to information. All public disclosures, including forecasts, press releases, speeches and other communications will be honest, accurate, timely and representative of the facts. We have designated our Chief Executive Officer, Chief Financial Officer and investor relations department as our official spokespersons for questions concerning the financial performance, strategic direction or operating performance of the Company, and operational issues such a research and development, regulatory developments, sales and marketing, etc. Unless a specific exception has been made by the Chief Executive Officer or Chief Financial Officer, these designees are the only people who may communicate with the press on behalf of the

Company. You also may not provide any information to the media about us off the record, for background, confidentially or secretly, including, without limitation, by way of postings on internet websites, chat rooms or “blogs.” If you receive an inquiry from the media or similar entity, refer the inquiry to the Chief Business Officer.

23. POLITICAL CONTRIBUTIONS AND POLITICAL ACTIVITY

The Company may provide political contributions and engage in corporate political activity through lobbying or other attempts to influence the political process, including but not limited to attempts to influence legislation impacting the Company. It is the Company’s policy to comply with all applicable laws governing its corporate political activity. To help ensure this, you may not provide political contributions and/ or engage in political activity, including lobbying, on the Company’s behalf unless you have been designated by the Company to do so.

No Company funds or services shall be paid, given, furnished, offered or promised to any political party or any candidate for, or incumbent in, any public office for political purpose in any country without appropriate written approval. Approval shall be given only after there has been a determination that such payment or the furnishing of such services is consistent with the laws and highest standards of business ethics and conduct of the country involved.

Nothing in this section is intended to interfere with your right to be involved in the political process on your own time and with your own resources. You are however, prohibited from working on personal political activities during Company time and are prohibited from using Company assets for such activities at any time.

24. WAIVERS

Any waiver of this Code for executive officers (including, where required by applicable laws, our principal executive officer, principal financial officer, principal accounting officer or controller (or persons performing similar functions)) or directors may be authorized only by our Board of Directors or, to the extent permitted by the rules of the Nasdaq Stock Market, a committee of the Board and will be disclosed as required by applicable laws, rules and regulations.

25. EQUAL OPPORTUNITY

The Company provides equal opportunity in employment to all employees and applicants. Equal opportunity rights are applicable to recruitment, hire, employment, and employment-related decisions (including, but not limited to, hiring, firing, laying-off, assignments, transfers, promotions, wage/salary adjustments, and/or bonuses). Horizon prohibits discrimination on the basis of race, creed, color, religion, national origin, physical or mental disability, sex, age, veteran status, sexual orientation, or any other legally protected status.

26. DISCRIMINATION OR HARASSMENT

The Company strives to promote an atmosphere free from verbal or physical harassment or discrimination. This includes any unwelcome comment regarding race, color, religion, sexual orientation or other characteristics protected by applicable law.

We support open communication throughout the Company to resolve questions, concerns, problems or complaints involving discrimination or harassment. If you experience or are aware of any discrimination or harassment you should contact your manager. In addition, you may contact Human Resources or the Compliance Department. Managers are also responsible for maintaining business units that are free of harassment and discrimination.

27. ABUSE OF DRUGS AND ALCOHOL

The use of illegal drugs and the abuse of alcohol and/or over-the-counter or prescription drugs are prohibited in the workplace. All employees are prohibited from working in the Company facilities, operating a Company vehicle or a vehicle subsidized by the Company, or conducting Horizon business offsite if they are under the influence of or impaired by alcohol or drugs. On rare occasions, alcohol may be served in connection with a Horizon sponsored function or event and if served, must be consumed responsibly.

28. SPONSORSHIPS AND CHARITABLE CONTRIBUTIONS

Horizon is committed to helping people live healthier and more productive lives. There are three types of financial support that the Company provides to support these goals:

•	Charitable contributions - charitable contributions made to nonprofit organizations or charities [e.g., 501(c) 3] that are not related to our commercially aligned therapeutic areas and that are not affiliated with any healthcare provider who practices in any of our commercially aligned therapeutic areas.

•	Corporate sponsorship – charitable contributions made to an organization for a promotional activity related to the therapeutic area that pertains to our products.

•	Continuing Medical Education/Independent Medical Education (CME/IME) grant requests – financial support given to a medical education provider in order to support CME/ IME in the therapeutic area that pertains to our products. Horizon will have no influence or input into the content, design or faculty selection of the CME/IME program.

Company corporate contributions, sponsorships and/or CME/IME grants are not given to individual health care providers. No financial support from the Company will ever be tied to prescribing habits or as a reward/inducement for such.

29. COMPLIANCE STANDARDS AND PROCEDURES

Compliance Resources In support of the Company’s commitment to compliance, a Corporate Compliance Program (the “Program”) has been established to help the company and its employees in meeting the compliance standards summarized in this document. In order to promote compliance with the Program, the Company has established a Compliance Department. This Department is responsible for overseeing, monitoring, and maintaining the implementation and effectiveness of the Program. The Program includes company policies, employee training on these policies, compliance mechanisms to foster open communications throughout the Company, periodic audits to monitor compliance, investigations of alleged non-compliance and responses to detected offenses. To ensure compliance with the Code, the Compliance Department supports many functions including, but not limited to:

•	Corporate Compliance Committee – The Corporate Compliance Committee consists of a Chief Compliance Officer and other senior management representatives from a variety of departments. Together, this Committee oversees, monitors, and maintains the implementation and effectiveness of the Corporate Compliance Program.

•	Compliance Training Program – At an employee’s initial hire and on an annual basis, employees are required to complete compliance training courses. Supplemental training is scheduled as needed.

•	Compliance Hotline/Helpline – this compliance hotline is staffed by personnel trained to field ethics and compliance questions or concerns.

The purpose of the Corporate Compliance Program is to:

•	Monitor and audit compliance with policies and procedures.

•	Assist in the development and implementation of all corporate training programs.

•	Allow for open lines of communication between departments in coordination with the Corporate Compliance Program.

•	Investigate any internal issues or complaints that are submitted to the Compliance Committee.

•	Support disciplinary action towards non-compliance.

The Chief Compliance Officer oversees the Program and is a person to whom you can address any questions or concerns related to this Code or any other matters relating to the Program or legal or regulatory compliance. Your most immediate resource for any matter related to the Code is your supervisor. He or she may have the information you need, or may be able to refer the question to another appropriate source. There may, however, be times when you prefer not to go to your supervisor. In these instances, you should feel free to discuss your concern with the Chief Compliance Officer.

Chief Compliance Officer:

Brian Beeler (224) 383-3233

If you are uncomfortable speaking with the Chief Compliance Officer because he works in your department or is one of your supervisors, please contact the Chief Executive Officer.

Compliance Hotline

A toll-free compliance helpline/ hotline is also available to those who wish to ask questions about the Company’s policy, seek guidance on specific situations, submit concerns regarding questionable accounting or auditing matters or report violations of the Code. You may call the toll-free number anonymously if you prefer as it is not equipped with caller identification, although the Chief Compliance Officer will be unable to obtain follow-up details from you that may be necessary to investigate the matter. Whether you identify yourself or remain anonymous, your contact with the toll-free compliance hotline will be kept strictly confidential to the extent reasonably possible within the objectives of the Code.

In some jurisdictions certain local law may modify rights and obligations related to anonymous reporting. As a result, employees should seek direction from their supervisor or from Compliance if they have questions regarding whether any such laws or requirements apply to them and their rights and obligations. To contact the Hotline:

Helpline/Hotline: (866) 320-4277

Website: www.horizonpharma.alertline.com/ gcs/welcome

Clarifying Questions and Concerns; Reporting Possible Violations

If you encounter a situation or are considering a course of action and its appropriateness is unclear, discuss the matter promptly with your supervisor or the Chief Compliance Officer; even the appearance of impropriety can be very damaging and should be avoided.

If you are aware of a suspected or actual violation of Code standards by any employee, contractor or agent of the Company, you have a responsibility to report it. You are expected to promptly provide a compliance resource with a specific description of the violation that you believe has occurred, including any information you have about the persons involved and the time of the violation. Whether you choose to speak with your supervisor or the Chief Compliance Officer, you should do so without fear of any form of retaliation. If you have been subject to retaliation, or know of someone who has, notify the Compliance Department or the Human Resource Department. We will take prompt disciplinary action against any employee who retaliates against you, up to and including termination of employment.

Supervisors must promptly report any complaints or observations of Code violations to the Chief Compliance Officer. If you believe your supervisor has not taken appropriate action,

you should contact the Chief Compliance Officer directly. The Company is committed to investigating all reported concerns promptly and confidentially to the extent possible. Neither you nor your supervisor may conduct any preliminary investigation, unless authorized to do so by the Chief Compliance Officer. Your cooperation in the investigation will be expected. It is our policy to employ a fair process by which to determine violations of the Code.

With respect to any complaints or observations of Code violations, including, but not limited to matters that may involve accounting, internal accounting controls and auditing concerns, the Chief Compliance Officer shall promptly inform the Corporate Compliance Committee, and the chair of the Audit Committee, and the Audit Committee, or such other persons as the Audit Committee determines to be appropriate under the circumstances, shall be responsible for supervising and overseeing the inquiry and any investigation that is undertaken. The Compliance Department will coordinate all findings from the investigation to the Investigation Team. The Investigation Team will generally consist of a representative from Compliance, Legal, Human Resources and senior management of the business unit where the claim arises. Together, the Chief Compliance Officer and the Investigation Team, with oversight from the Audit Committee, will determine the outcome of the investigation and any remedial action. In addition, any matters involving accounting, internal accounting controls and auditing concerns that are reported via the toll-free compliance hotline shall be routed to both the Chief Compliance Officer and the Audit Committee.

If any investigation indicates that a violation of the Code has probably occurred, we will take such action as we believe to be appropriate under the circumstances. If, after investigation, we determine that an employee is responsible for a Code violation, he or she will be subject to disciplinary action up to, and including, termination of employment and, in appropriate cases, civil legal action or referral for regulatory or criminal prosecution. Appropriate action may also be taken to deter any future Code violations.

Individuals are encouraged to report a violation of the Code even if they have participated in the violation that is being reported. While self-reporting will not shield someone from potential consequences, positive consideration may be given to an individual who comes forward to report his or her own compliance violation.

Compliance Hotline

As we build Horizon Pharma together, know that each employee has the responsibility to take appropriate action to identify and resolve any questions or concerns that they may have with regard to appropriate and compliant conduct. The Horizon Pharma Compliance Hotline gives us a confidential and safe way to meet that responsibility.

Compliance Hotline

Administered by an experienced and trusted independent third party.

Confidential | Anonymous | Available 24/7 | No Retaliation

Call 866-320-4277 or access online at www.horizonpharma.alertline.com.

COMPLIANCE

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